Exhibit 5.1

November 22, 2024

Chesapeake Utilities Corporation

500 Energy Lane

Dover, Delaware 19901

Re:	Registration Statement on Form S-3 (File No. 333-274284) – Continuous Equity Offering of Shares of Common Stock Having an Aggregate Offering Sales Price of up to $100,000,000

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), in connection with the proposed offer and sale from time to time by the Company of the Company’s common stock, par value $0.4867 per share, having an aggregate offering sales price of up to $100,000,000 (the “Shares”) pursuant to that certain Equity Distribution Agreement dated November 22, 2024 (the “Equity Distribution Agreement”), by and among the Company, RBC Capital Markets, LLC, Barclays Capital Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., Guggenheim Securities, LLC, Citizens JMP Securities, LLC, M&T Securities, Inc., Maxim Group LLC, PNC Capital Markets LLC, and Siebert Williams Shank & Co., LLC (collectively, the “Managers”). The Shares are included in the Registration Statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2023 (File No. 333-274284) (the “Registration Statement”), as supplemented by the Prospectus Supplement dated November 22, 2024 (the “Prospectus Supplement”).

In connection with the opinion expressed herein, we have examined and relied upon copies of such documents, records, instruments, agreements, and such matters of fact and law as we have deemed relevant or necessary for purposes of this opinion, including, without limitation: (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Equity Distribution Agreement, (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (v) the Company’s Amended and Restated Bylaws of the Company, as amended to date, and (vi) records of meetings and consents of the Board of Directors (the “Board”) of the Company provided to us by the Company. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to original documents of all documents submitted to us as certified, facsimile, or other copies and the authenticity of all such documents, the accuracy, completeness, and authenticity of certificates of public officials, and the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents. As to questions of fact material to this opinion, we have relied exclusively, without independent investigation or verification, upon the above-described documents and on certain representations of certain officers of the Company. With respect to our opinion as to the Shares, we have assumed that the consideration to be paid in connection with the sale of the Shares will be in accordance with the Equity Distribution Agreement and the Prospectus Supplement.

Based on the foregoing, and subject to further limitations, qualifications, and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Equity Distribution Agreement have been duly and validly authorized by all necessary corporate action and, when (i) the Shares to be offered, issued, and sold by

Chesapeake Utilities Corporation

November 22, 2024

the Company from time to time and the respective purchase prices, Managers’ discounts or commissions, and times and dates of offering, issuance, and sale, and the offering, issuance, and sale thereof, have been duly authorized and approved by duly authorized officers of the Company, acting together if so required, all as provided in, and in compliance with the parameters, limitations, and other terms set forth in resolutions duly adopted by the Company’s Board or any duly authorized committees thereof, and agreed upon by the Company, the applicable Managers, and the purchasers thereof and (ii) such Shares are duly issued and delivered by the Company pursuant to the Equity Distribution Agreement against receipt by the Company of the agreed upon purchase price therefor, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions, and we do not express any opinion as to the laws of any other jurisdiction.

In addition, the foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice, and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (ii) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is for your benefit in connection with the matters addressed herein and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 22, 2024 and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement, or the Prospectus Supplement. This opinion is given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

Baker & Hostetler LLP